SECOND CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
CLEVELAND BIOLABS, INC.

Cleveland BioLabs, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Act”), DOES HEREBY CERTIFY THAT:

1. Article Fourth of the Certificate of Incorporation of the Corporation (the “Certificate”) is hereby amended and restated to read in its entirety as follows:

“The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is 50,000,000 shares, which shall be divided as follows: (i) 40,000,000 shares of Common Stock, par value $0.005 per share (“Common Stock”), and (ii) 10,000,000 shares of Preferred Stock, par value $0.005 per share (“Preferred Stock”).

Each share of Common Stock shall have the right to one vote with respect to any question upon which holders of Common Stock have the right to vote, except as set forth herein or any limitations required by law. The holders of shares of Common Stock shall not have cumulative voting rights.

Preferred Stock may be issued from time to time in one or more series. Subject to the other provisions of this Certificate of Incorporation and any limitations prescribed by law, the Board of Directors of the Corporation (the “Board”) is authorized to provide for the issuance of and issue shares of Preferred Stock in series and, by filing a certificate pursuant to the laws of the State of Delaware, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Subject to the other provisions of this Certificate of Incorporation (the “Certificate”) and any limitations prescribed by law, shares of each such series may (i) rank senior to shares of any capital stock as to the payment of the distribution of assets on liquidation; (ii) bear a stated dividend and/or rank senior to shares of any capital stock as to the payment of dividends; (iii) be redeemable by the holder thereof; (iv) have voting or other rights with respect to the control of the Corporation which rank senior to shares of any outstanding capital stock; or (v) otherwise have rights, powers or preferences which are senior or otherwise superior to shares of any outstanding capital stock. Subject to the other provisions of this Certificate and any limitations prescribed by law, no consent of the holders of Common Stock or any outstanding series of Preferred Stock, shall be required in connection with such authorization and issuance by the Board of Directors of any such series of Preferred Stock.”

2. Article Seventh of the Certificate is hereby amended and restated to read in its entirety as follows:

“(a) The business and affairs of the Corporation shall be managed by or under the direction of the Board.

(b) The Board shall consist of not less than five nor more than fifteen members, the exact number of which shall be fixed from time to time by the Board.

(c) Any vacancy on the Board that results from an increase in the number of directors may be filled by a majority of the Board then in office, provided that a quorum is present, and any other vacancy occurring on the Board may be filled by a majority of the Board then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office for a term that shall coincide with the remaining term of the other directors. Any director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote in connection with the election of directors.

(d) In addition to the powers and authority hereinabove or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject nevertheless to the GCL, the Certificate, as amended, and the By-Laws of the Corporation.”

3. Article Ninth of the Certificate is hereby amended and restated to read in its entirety as follows:

“(a) Any action required or permitted to be taken by the stockholders of the Corporation shall be effected only at a duly called annual or special meeting of the stockholders of the Corporation and shall not be effected by consent in writing by the holders of outstanding stock pursuant to Section 228 of the GCL or any other provision of the GCL.

(b) Meetings of the stockholders may be held within or without the State of Delaware as the By-Laws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the By-Laws of the Corporation.

(c) Unless otherwise required by law, special meetings of the stockholders, for any purpose or purposes, may be called by either (i) the Chairman of the Board, if there be one, or (ii) the Board. The ability of the stockholders to call a special meeting of the stockholders is specifically denied.”

4. Article Eleventh of the Certificate is hereby amended and restated to read in its entirety as follows:

“No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize the further elimination or limitation of liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended GCL. Any repeal or modification of this Article Eleventh by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.”

5. Article Twelfth of the Certificate is hereby amended and restated to read in its entirety as follows:

“The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board. The right to indemnification conferred by this Article Twelfth shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article Twelfth.

The Corporation may, to the extent authorized from time to time by the Board provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article Twelfth to directors and officers of the Corporation.

The rights to indemnification and to the advancement of expenses conferred in this Article Twelfth shall not be exclusive of any other rights which any person may have or hereafter acquire under this Certificate, the By-Laws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of this Article Twelfth by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.”

6. The aforementioned amendment was duly adopted in accordance with the provisions of Section 242 of the Act and has been consented to by the stockholders, with proper notice given, in accordance with Section 228 of the Act.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Michael Fonstein, President and Chief Executive Officer, this 29th day of June, 2006.

CLEVELAND BIOLABS, INC.

By:	/s/ Michael Fonstein
Michael Fonstein,
President and Chief Executive Officer